EXHIBIT 4.299
Confirmation Letter
Date 16 November 2010
TO :

(i)	Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement (as defined below)

(ii)	Wilmington Trust (London) Limited as collateral agent under the First Lien Intercreditor Agreement and the Existing Security Documents (each as defined below)

WHEREAS:

A.	SIG Combibloc Ltd. (the “Company”) has provided security in respect of obligations under the Credit Agreement and the Secured Notes (each as defined below) under the following security documents:
(a)	the conditional assignment of bank accounts agreement dated 29 January 2010 between the Company as assignor, Wilmington Trust (London) Limited as collateral agent and the Secured Parties (as defined therein) (the “Conditional Assignment of Bank Accounts”); and

(b)	the conditional assignment of receivables agreement dated 29 January 2010 between the Company as assignor, Wilmington Trust (London) Limited as collateral agent and the Secured Parties (as defined therein) (the “Conditional Assignment of Receivables”).
B.	Reynolds Group Holdings Inc., the Borrowers, the Guarantors, the Lenders, the New Incremental Term Lenders and the Administrative Agent (each as defined therein) have entered into the amendment no. 3 and incremental term loan assumption agreement dated 30 September 2010 relating to the Credit Agreement (as defined below) (the “Amendment Agreement”).

C.	The Issuers, the Collateral Agent and Trustee and the Additional Collateral Agent (each as defined therein) have entered into the new secured notes indenture (and related documentation) dated 15 October 2010 in respect of the New Secured Notes (as defined below) (the “New Secured Notes Indenture”).
The Company executes this Confirmation Letter in order to confirm the security granted by it in accordance with the Existing Security Documents (as defined below).
1.	Definitions

In this Confirmation Letter:

“Amendment No. 2” means the amendment no. 2 and incremental term loan assumption agreement dated 4 May 2010 relating to the Credit Agreement;

“Credit Agreement” means the credit agreement dated 5 November 2009 by and among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International B.V., Reynolds Group Holdings Limited, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent for the Lenders as amended, restated or otherwise modified from time to time;

“Credit Documents” has the meaning given to it in the First Lien Intercreditor Agreement;

“Existing Incremental Term Loans” has the meaning given to the term “Incremental U.S. Term Loans” in the Amendment No. 2;

“Existing Security Documents” means the Conditional Assignment of Bank Accounts and the Conditional Assignment of Receivables;

“First Confirmation Letter” means the Confirmation Letter dated 4 May 2010, executed by the Company in connection with the Amendment No. 2;

“First Lien Intercreditor Agreement” means the first lien intercreditor agreement dated 5 November 2009, between, among others, the Administrative Agent, the Trustee, the Collateral Agent and the Grantors (as defined therein) as amended, restated or otherwise modified from time to time;

“New Secured Notes” means the senior secured notes in an aggregate principal amount of US$1,500,000,000 due 2019 to be issued under the New Secured Notes Indenture;

“Secured Notes” means the senior lien notes in an aggregate amount of approximately US$1,125,000,000 aggregate principal amount of senior secured notes due 2016 and approximately €450,000,000 aggregate principal amount of senior secured notes due 2016 of Reynolds Group Issuer (Luxembourg) S.A., Reynolds Group Issuer LLC and Reynolds Group Issuer Inc.; and

“Thai Business Permit” means the requisite permit under the Alien Business Act B.E. 2542 from the Director-General of the Department of Business Development, Ministry of Commerce of Thailand permitting the Company to provide a guarantee of the Amended Credit Agreement (as defined in the Amendment Agreement) or a guarantee for payment of the New Secured Notes (as the case may be).

Save as otherwise defined in this Confirmation Letter, words and expressions defined in the First Lien Intercreditor Agreement (whether directly or by incorporation therein) shall have the same meanings when used herein.

2.	Effectiveness of the Existing Security Documents and its guarantee

2.1	Subject to Clause 2.2 below, the Company hereby:
(i)	with respect to the Existing Security Documents, (a) confirms that, notwithstanding the effectiveness of the Amendment Agreement and the New Secured Notes Indenture, the borrowing of the New Incremental Term Loans (as defined in the Amendment Agreement), the issuance of the New Secured Notes and the transactions contemplated thereby, each of the Existing Security Documents shall not be affected and shall continue to be in full force and effect, and (b) confirms its grant of security interests in the Collateral to the extent provided in the respective Existing Security Documents; and

(ii)	with respect to the guarantee granted by the Company under the Credit Agreement, subject to the limitations set out in Schedule 3 to the Amendment Agreement and Schedule IV of Amendment No. 2, (a) agrees that, notwithstanding the effectiveness of the Amendment Agreement, Article X of the Credit Agreement continues to be in full force and effect subject to any limitations set out in Schedule 10 to the Credit Agreement and (b) confirms its guarantee of the Bank Obligations (with respect to itself), all as provided in the Loan Documents (as defined in the Credit Agreement) as originally executed (including any limitations expressly set forth therein).
2.2	Notwithstanding any provisions of the Existing Security Documents to the contrary and without prejudice to the last paragraph of this clause below:
(i)	the obligations and liabilities of the Company with respect to the Credit Documents are limited to such obligations and liabilities existing immediately prior to the date hereof or, in the case of any obligations and liabilities in respect of the Credit Agreement, the Amendment Effective Date (as defined in the Amendment Agreement) and do not in either case extend to:
(a)	any obligations in respect of the New Incremental Term Loans (as defined in the Amendment Agreement) both before and after the Closing Date (as defined in the Amendment Agreement); or

(b)	any obligations in respect of the New Secured Notes or any guarantee thereof or supplemental indenture thereto notwithstanding the designation of such as ‘Additional Obligations’ under the First Lien Intercreditor Agreement; and

(ii)	the Company is not consenting to, confirming or otherwise acknowledging any extension whatsoever in excess of, or in addition to, such obligations and liabilities as they existed immediately prior to the date hereof.
For the avoidance of doubt, the limitations set out in this Clause 2.2 shall not prejudice or affect the Company’s obligations and undertakings with respect to the Bank of Thailand in-principle approval and the Thai Business Permit including the entering into any relevant documents or agreements thereafter as required under the Amendment Agreement or the New Secured Notes Indenture (the “Documents”) and any action or obtaining any authorisation required or in relation to the Company’s execution and delivery of, and performance under, the Documents, the Bank of Thailand in-principle approval or the Thai Business Permit.
3.	No Novation

Subject to Clause 2.2 above, the Company confirms that this Confirmation Letter, the Amendment Agreement, the New Secured Notes Indenture and the transactions contemplated thereby shall not extinguish the obligations for the payment of money outstanding under any Credit Document or discharge or release the priority of any Credit Document or any other security therefor. Nothing herein and in the Amendment Agreement or the New Secured Notes Indenture shall be construed as a substitution or novation of the obligations outstanding under any Credit Document or instruments securing the same, which shall remain in full force and effect. Nothing in or implied by this Confirmation Letter, the Amendment Agreement, the New Secured Notes Indenture or in any other document contemplated thereby shall be construed as a release or other discharge of the Company under any Credit Document from any of its obligations and liabilities thereunder. Each of the Credit Documents shall remain in full force and effect notwithstanding the execution and delivery of this Confirmation Letter, the Amendment Agreement and the New Secured Notes Indenture.

4.	Parallel Debt Provision

Subject to Clause 2.2 above and (subject to the guarantee and security in respect of the Existing Incremental Term Loans not having been confirmed and acknowledged by the Company) to the limitations contained in the First Confirmation Letter, the Company hereby agrees that its Parallel Debt created under the First Lien Intercreditor Agreement, or under any guarantor joinder to the First Lien Intercreditor Agreement, in effect prior to the date hereof shall, subject to the Legal Reservation, continue to be in full force and effect and shall accrue to the benefit of each Collateral Agent (for the benefit of the Secured Parties) and shall continue to apply, as applicable, in relation to all amounts owing from time to time by the Company under or pursuant to the Obligations (as defined in the First Lien Intercreditor Agreement)

notwithstanding the effectiveness of the Amendment Agreement and the New Secured Notes Indenture.

5.	Rights of the Collateral Agent

For the avoidance of doubt, notwithstanding anything contained herein, each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Existing Security Documents and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Confirmation Letter as if set out in full herein.

6.	Governing Law

This Confirmation Letter shall be governed by, and construed in accordance with, the law of the Kingdom of Thailand.
IN WITNESS WHEREOF, the Company has caused this Confirmation Letter to be duly executed by its authorized signatory as of the day and year first above written.

SIG COMBIBLOC LTD.
By:	/s/Helen Golding
	Name:	Helen Golding
	Title:	Attorney

EXECUTION COPY
We, Wilmington Trust (London) Limited, as collateral agent under the Existing Security Documents, and the Secured Parties (acting through Wilmington Trust (London) Limited, the collateral agent under the Existing Security Documents) hereby confirm that we agree to the terms of this Confirmation Letter, including but not limited to Clause 2.2 hereof.

COLLATERAL AGENT EXECUTED for and on behalf of WILMINGTON TRUST (LONDON) LIMITED
By:	/s/Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager

SECURED PARTIES EXECUTED for and on behalf of the Secured Parties by the Collateral Agent WILMINGTON TRUST (LONDON) LIMITED
By:	/s/Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager